Exhibit 99.1

NORTHWAY FINANCIAL, INC.	9 Main Street
Berlin, New Hampshire 03570

Contact:	Richard P. Orsillo
Senior Vice President
and Chief Financial Officer
603-752-1171                                           FOR IMMEDIATE RELEASE

NORTHWAY FINANCIAL, INC. ANNOUNCES FOURTH QUARTER
RESULTS AND DECLARES QUARTERLY DIVIDEND

Berlin, NH, January 31, 2007…Northway Financial, Inc. (the “Company”) (NASDAQ: NWFI) reported net income for the quarter ended December 31, 2006 of $525,000, or $0.35 per share-basic, compared to $69,000, or $0.05 per share-basic, for the same quarter in 2005, an increase of $456,000. Net income for the year ended December 31, 2006 was $3,215,000, or $2.15 per share-basic, compared to $2,673,000, or $1.78 per share-basic, for the year ended December 31, 2005, an increase of $542,000 or 20%.

Commenting on the fourth quarter and annual results, William J. Woodward, President and Chief Executive Officer of the Company, stated: "In this, our first full year operating as the consolidated Northway Bank, we have seen many of the expected benefits from that consolidation, but, unfortunately, several other factors weighed against our achieving the level of earnings we had planned. Notable among these factors is the unexpected protraction of an interest rate yield curve that was either flat or inverted for most of the year, which put continued downward pressure on our margin."

Mr. Woodward further commented: "During the year we did have several significant achievements. On April 7, 2006, we completed the acquisition of two branches from Washington Mutual Bank. Noninterest income increased 47% over the previous year. The municipal bond investment strategy initiated in late 2005 lowered our 2006 effective tax rate to 17%, from 24% for 2005. As part of our restructuring of the balance sheet, in the fourth quarter we refinanced $14 million of FHLB borrowings, which, although it had a negative effect on 2006 earnings, is expected to have a substantial positive impact on earnings in 2007 and 2008."

The Company declared a quarterly dividend on January 30, 2007 of $0.20 per share, payable February 20, 2007 to shareholders of record on February 9, 2007.

Net interest and dividend income for the fourth quarter of 2006 was $5,360,000 compared to $5,730,000 for the fourth quarter of 2005, a decrease of $370,000. The provision for loan losses for the fourth quarter of 2006 was $120,000 compared to none during the fourth quarter of last year. The provision is established based upon a review of the adequacy of the allowance for loan losses. This review includes consideration of, among other factors, the Company’s loan loss experience. At December 31, 2006 the allowance for loan losses was 1.21% of total loans, compared to 1.12% at December 31, 2005. Net securities gains for the quarter were $41,000 compared to net securities losses of $761,000 for the same period last year. During the fourth quarter of 2005, the Company repositioned a segment of the securities portfolio by purchasing approximately $20 million in municipal bonds. To accomplish this, the Company sold $10 million of US Government Agency bonds and $4 million of corporate bonds, at a loss of $688,000. Other noninterest income for the quarter increased $289,000 to $1,427,000 compared to $1,138,000 for the same period last year. Other noninterest expense was $6,217,000 for the quarter, compared to $6,272,000 for the same period last year, a decrease of $55,000.

Net interest and dividend income for the year ended December 31, 2006 decreased $974,000 to $22,202,000, compared to $23,176,000 for the same period last year. The provision for loan losses for the year ended December 31, 2006 increased $390,000 to $465,000, compared to $75,000 for the same period a year ago. Net securities gains for the year ended December 31, 2006 were $394,000 compared to net securities losses of $551,000 for the same period a year ago. Other noninterest income increased $930,000 to $5,477,000 for the year ended December 31, 2006, compared to $4,547,000 for the same period last year. Other noninterest expense increased $159,000 to $23,741,000 for the year ended December 31, 2006, compared to $23,582,000 for the same period last year.

At December 31, 2006, the Company had total assets of $650,877,000 compared to $632,734,000 at December 31, 2005, an increase of $18,143,000, or 3%. Net loans, including loans held-for-sale, at December 31, 2006 increased $1,236,000 to $456,912,000, compared to $455,676,000 at December 31, 2005. Investments, including federal funds sold, at December 31, 2006 increased $16,766,000 to $140,326,000 compared to $123,560,000 at December 31, 2005. Total deposits were $484,677,000 at December 31, 2006, an increase of $20,221,000 compared to $464,456,000 at December 31, 2005. Total borrowings at December 31, 2006 decreased $4,866,000 to $110,117,000 compared to $114,983,000 at December 31, 2005. Total stockholders’ equity at December 31, 2006 increased $1,899,000 to $52,149,000 compared to $50,250,000 at December 31, 2005.

Northway Financial, Inc., headquartered in Berlin, New Hampshire, is a bank holding company. Through its subsidiary bank, Northway Bank, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full service banking offices.

Certain statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words “expect,” “believe,” “estimate,” “will” and other expressions which predict or indicate future trends and which do not relate to historical matters. Forward-looking statements may include, but are not limited to, expectations for impact of new products on noninterest income and expense, projections of revenue, income or loss, and plans related to products or services of the Company and its subsidiary. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company’s actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, a prolonged continuation of the current interest rate environment, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers’ ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Northway Financial, Inc.
Selected Consolidated Financial Data
(Unaudited)
(In thousands, except for ratios and per share amounts)

Period end balance sheet data:	December 31,
	2006	2005

Total assets	$650,877	$632,734
Loans, net (1)	456,912	455,676
Investments (2)	140,326	123,560
Deposits	484,677	464,456
Borrowings	110,117	114,983
Stockholders’ equity	52,149	50,250

Book value per share	$34.97	$33.70
Tangible book value per share (3)	26.28	25.39
Leverage ratio	9.06%	8.96%
Shares outstanding	1,491,174	1,491,174

	For the Three Months		For the Twelve Months
	Ended Dec. 31,		Ended Dec. 31,
Operating results:	2006	2005	2006	2005
Net interest and dividend income	$5,360	$5,730	$22,202	$23,176
Securities (losses) gains, net	41	(761)	394	(551)
Other noninterest income	1,427	1,138	5,477	4,547
Loan loss provision	120	-	465	75
Other operating expense	6,217	6,272	23,741	23,582
Income (loss) before tax	491	(165)	3,867	3,515
Income tax expense (benefit)	(34)	(234)	652	842
Net income	$525	$69	$3,215	$2,673

Earnings per share-basic	$0.35	$0.05	$2.15	$1.78
Return on average assets	0.33%	0.04%	0.51%	0.43%
Return on average equity	3.93%	0.55%	6.24%	5.33%

1Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
2Includes federal funds sold, Federal Home Loan Bank stock, and investment securities available-for-sale.
3Includes a deduction of $12,953 and $12,384 for goodwill, core deposit intangible and mortgage servicing assets for 2006 and 2005, respectively.